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                                                                    EXHIBIT 99.1



                ROUGE STEEL'S "C" BLAST FURNACE TEMPORARILY IDLED


DEARBORN, Mich., Jun. 23, 2003 -- Rouge Steel Company, the primary operating subsidiary of Rouge Industries, Inc. (OTC Bulletin Board: RGID), reported today that on Saturday, June 21, 2003, its "C" blast furnace auxiliary equipment, including the dust catcher and downcomer, sustained significant structural damage, resulting in the furnace's temporary shutdown. Two Rouge Steel employees were treated at the site for dust exposure and returned to work.

According to the Company spokesperson, "C" blast furnace has been safely idled and the Company is now in the process of finalizing the scope of the repairs and time line for returning the furnace to operation. The Company's "B" blast furnace and other downstream steelmaking and shipping operations continue in operation.

The Company maintains a comprehensive insurance program that should respond to property damage and business interruption losses subject to program deductibles.

Rouge Steel's two blast furnaces produce approximately 7,500 tons per day of molten iron for conversion to the Company's flat roll steel products, two thirds of which is produced by its "C" blast furnace. Rouge Steel's single site integrated manufacturing facilities and its 2,600 employees primarily serve the automotive, converter and service center markets.